Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZOSANO INC.

ZOSANO, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, by unanimous written consent, adopted resolutions proposing and declaring advisable that the Amended and Restated Certificate of Incorporation of the Corporation filed with the State of Delaware on September 24, 2013, as amended by the Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Corporation filed with the State of Delaware on October 1, 2013 and the Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Corporation filed with the State of Delaware on October 11, 2013, which is set to go effective on October 21, 2013 at 1 p.m. Eastern Daylight Time (as so amended, the “Amended and Restated Certificate of Incorporation”), be further amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

(i)	Article V, Section B.3 of the Amended and Restated Certificate of Incorporation is amended by deleting Section B.3 in its entirety and replacing it with the following new Section B.3:

“3.	[Intentionally omitted.]”

(ii)	Article V, Section B.4 of the Amended and Restated Certificate of Incorporation is amended by deleting Section B.4 in its entirety and replacing it with the following new Section B.4:

“4.	[Intentionally omitted.]”

SECOND: That the aforesaid amendment to the Amended and Restated Certificate of Incorporation has been consented to and authorized by the holders of a majority of the issued and outstanding stock of the Corporation entitled to vote thereon, by written consent in lieu of meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment shall be effective at 1:00 p.m. Eastern Daylight Time on October 21, 2013.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 17th day of October, 2013.

By:	/s/ Elka Yaron
Elka Yaron,
President